Exhibit 10.1

MEMORANDUM

To: «Name»	Date: October 26, 2004

We are extremely pleased to inform you that the Board of Directors has granted you an Award representing up to «Number_of_Units» common units under the Energy Transfer Partners, L.P. 2004 Unit Plan. This Award is subject to vesting over three (3) years based upon the achievement of certain performance criteria. Vested Awards will convert into common units upon the third anniversary of this grant, which is effective as of September 1, 2004. You will begin to receive distributions on these units upon vesting and conversion into common units.

With respect to this Award, up to one-third of the Award could become vested each year based upon the total return to Energy Transfer unitholders as compared to a group of MLP peers. Total return includes the annual distribution plus the increase <decrease> in the unit price for the twelve months beginning September 1 of each year. Each year for the next three years, one third of this award will vest according to the following schedule:

Peer Group Total Return Quartile	Percent Vested
Top Quartile	100%
2nd Quartile	65%
3rd Quartile	25%
4th Quartile	0%

Early vesting during the period up to the first anniversary date of this Award will be permitted only upon a change in control involving 75% or more of either the outstanding partner interests of the general partner or the outstanding partner interest of the owner of the general partner. Following the first anniversary, the early vesting provision contained in the 2004 Unit Plan will govern.

Attached is the 2004 Unit Plan the unitholders approved in June. Each year we anticipate considering additional Awards. We mention this so that you can evaluate the long-term impact of the 2004 Unit Plan. Consistent performance that meets or exceeds expectations could result in the accumulation of a significant number of Awards which represent a future issuance of common units.

Now you have an additional incentive to help the Partnership grow its earnings and, in particular, the enhancement of common unit distributions. Please note that like any compensation issue, Awards under this plan are to be kept confidential unless required by SEC disclosure regulations.

Thanks for your continuing contributions to our efforts. It is a pleasure for us to be associated with you in building an even greater partnership. Enclosed are two originals for your execution, please retain one for your file and forward the other to Peggy Harrison in Tulsa at 8801 S. Yale, Suite 310, Tulsa, Oklahoma 74137.

Accepted:

«Name»	Ray Davis
Co-Chairman and Co-Chief Executive Officer
By: U.S. Propane, L.P., General Partner
By: U.S. Propane, L.L.C., General Partner

Date:	Date:

Kelcy Warren
Co-Chairman and Co-Chief Executive Officer
By: U.S. Propane, L.P., General Partner
By: U.S. Propane, L.L.C., General Partner

Date:

H. Michael Krimbill
President and Chief Financial Officer
By: U.S. Propane, L.P., General Partner
By: U.S. Propane, L.L.C., General Partner

Date: